Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

RELIANCE STEEL & ALUMINUM CO.,

RSAC ACQUISITION CORP.

and

METALS USA HOLDINGS CORP.

Dated as of February 6, 2013

i

ii

iii

AGREEMENT AND PLAN OF MERGER, dated as of February 6, 2013 (the “Agreement”), by and among Reliance Steel & Aluminum Co., a California corporation (“Parent”), RSAC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Metals USA Holdings Corp., a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) unanimously has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company.

WHEREAS, the boards of directors of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and certain investment funds associated with Apollo Management V, L.P. will enter into a voting and support agreement (the “Voting Agreement”), the form of which is attached as Annex I.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1.                                 The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2.                                 Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., New York time, on the second (2nd) Business Day after (or, if Parent elects, in its sole discretion, any other day specified by Parent that is within seven (7) calendar days after) the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place, date and time as the Company and Parent may agree in writing.

The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.3.                                 Effective Time.  Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL.  The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4.                                 Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.5.                                 Certificate of Incorporation and Bylaws of the Surviving Corporation.  Subject to Section 5.9(a), at the Effective Time: (a) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation; provided that, at the Effective Time, such certificate of incorporation shall be amended as set forth in Annex II; and (b) the bylaws of the Company shall be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such bylaws.

Section 1.6.                                 Directors.  Subject to applicable Law, the directors of Merger Sub as of the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

Section 1.7.                                 Officers.  The officers of the Company as of the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1.                                 Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a)                                 Conversion of Common Stock.  Each share of common stock, par value $0.01 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, the “Common Stock,” and each, a “Share”), including all Restricted Shares, but excluding (i) Shares to be cancelled pursuant to Section 2.1(b) or converted pursuant to Section 2.1(c) and (ii) Dissenting Shares, shall be converted automatically into the right to receive $20.65 per Share in cash (the “Merger Consideration”), without interest.  All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall be automatically cancelled upon the conversion thereof and shall cease to exist, and the holders of certificates that immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration, without interest.

(b)                                 Parent and Merger Sub-Owned Shares.  Each Share that is owned directly by the Parent or Merger Sub immediately prior to the Effective Time (the “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(c)                                  Subsidiary-Owned Shares.  Each Share held by any direct or indirect wholly owned Subsidiary of either the Company or Parent (other than Merger Sub) immediately prior to the Effective Time shall be converted into such number of shares of common stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d)                                 Conversion of Merger Sub Common Stock.  Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.  From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e)                                  Dissenters’ Rights.  Any provision of this Agreement to the contrary notwithstanding, Shares that are issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be deemed to have been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares.  At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence.  The Company will give Parent (i) prompt notice of any demands received by the Company for appraisals of Shares and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

Section 2.2.                                 Exchange of Certificates.

(a)                                 Paying Agent.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with Computershare (or, if Computershare is unavailable, with a U.S. bank or trust company that shall be appointed by Parent (and reasonably satisfactory to the Company) to act as a paying agent hereunder) (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II (such cash being hereinafter referred to as the “Exchange Fund”).

(b)                                 Payment Procedures.

(i)                                     As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Closing Date, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration; provided that with respect to any holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1 and who appears at the Closing in person or by authorized representative, the Paying Agent shall provide the letter of transmittal and instructions for use to such holder at the Closing.

(ii)                                  Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive from the Exchange Fund in exchange therefor an amount in cash equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares and (y) the Merger Consideration.  No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.  The Merger Consideration, paid in full with respect to any Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share.

(iii)                               Each of the Paying Agent, the Company and its Subsidiaries, Parent, Merger Sub and their respective agents, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as it is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, or any provision of state, local or foreign Tax Law with respect to the making of such payment.  To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (A) shall be remitted by the applicable entity to the appropriate Governmental Entity within the period required under applicable Law and (B) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c)                                  Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, the holder of Certificates shall be given a copy of the letter of transmittal referred to in  Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article II.

(d)                                 Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for six months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e)                                  No Liability.  Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)                                   Investment of Exchange Fund.  The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government.  Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g)                              Lost Certificates.  In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration, without any interest thereon.

(h)                                 Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period (but excluding in any event the effect of any dividends or distributions permitted under Section 5.1(b)(i), any change that results from any exercise of options to purchase shares of capital stock granted under the Company’s stock option or compensation plans or arrangements that are outstanding as of the date of this Agreement or granted in accordance with this Agreement and any issuance of Restricted Shares in accordance with Section 5.1(b)(vii)), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.3.                                 Treatment of Company Options and Restricted Shares.

(a)                                 Each option to purchase Shares (each, a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right to receive an amount in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Option multiplied by (y) the total number of Shares subject to such Company Option.  The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to the holders of Company Options the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within five calendar days following the Effective Time.

(b)                                 Each Restricted Share that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, become fully vested (without regard to the satisfaction of any performance condition, vesting or other lapse restriction) and be converted into the right to receive an amount in cash equal to the Merger Consideration.  The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to the holders of Restricted Shares the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within five calendar days following the Effective Time.

(c)                                  Prior to the Effective Time, the Company will adopt such resolutions as may reasonably be required to effectuate the actions contemplated by this Section 2.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents (excluding, in each case, any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other disclosures contained or referenced therein relating to information, factors or risks that are predictive, cautionary or forward looking in nature; it being understood that any factual information contained within such headings, disclosure or statements shall not be excluded) filed with the SEC after December 31, 2011 and prior to the date of this Agreement or (b) in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any information in any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed only with respect to any section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1.                                 Qualification, Organization, Subsidiaries, etc.

(a)                                 Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair or delay the ability of the Company to consummate the Merger.  The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws of the Company in effect as of the date of this Agreement.

(b)                                 Section 3.1(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, each such Subsidiary’s jurisdiction of incorporation and its authorized, issued and outstanding shares of capital stock, if any, that are not owned by the Company or its Subsidiaries.  All of the outstanding equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and are owned by the Company or its Subsidiaries, free and clear of all Liens (other than Liens pursuant to the Existing Credit Facilities).  Other than as set forth in Section 3.1(b) of the Company Disclosure Letter, the Company or its Subsidiaries do not, directly or indirectly, (i) own, of record or beneficially, or (ii) have the right to acquire, in each case, any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person.  No Subsidiary of the Company owns any equity interests of the Company or securities convertible into or exchangeable for such equity interests. The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws or other equivalent organizational documents of each Subsidiary of the Company in effect as of the date of this Agreement.

Section 3.2.                                 Capital Stock.

(a)                                 The authorized share capital of the Company consists of 140,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).  As of February 1, 2013, there were: (i) 37,258,177 shares of Common Stock issued (including shares held by the Company in treasury), 37,250,326 shares of Common Stock outstanding (including 117,932 Shares that comprise Restricted Shares) and no shares of Preferred Stock issued and outstanding; and (ii) Company Options to purchase an aggregate of 1,398,985 Shares issued and outstanding.

All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(b)                                 Except as set forth in subsection (a) above, (i) the Company does not have any shares of its capital stock issued or outstanding other than (A) shares of Common Stock that have become outstanding after February 1, 2013 which were reserved for issuance as of February 1, 2013 as set forth in subsection (a) above and (B) 59,790 Shares comprising Restricted Shares that were issued on February 5, 2013, and (ii) there are no outstanding subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any of the Company’s Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments, (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.  Except for the issuance of shares of Common Stock that were available for issuance as set forth in subsection (a) above and as set forth in this subsection (b) above, since February 1, 2013, the Company has not declared or paid any dividend or distribution in respect of the Common Stock, and has not issued, sold, repurchased, redeemed or otherwise acquired any Common Stock, and its Board of Directors has not authorized any of the foregoing or otherwise taken any action or agreed to take any action that would have been prohibited by Section 5.1(b)(vii).

(c)                                  Except for awards to acquire shares of Common Stock under any equity incentive plan of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d)                                 Other than the Voting Agreement and the Investors Rights Agreement, there are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of, restricting the transfer of, or providing for registration rights with respect to, the Company or any of its Subsidiaries.

Section 3.3.                                 Corporate Authority Relative to This Agreement; No Violation.

(a)                                 The Company has the requisite corporate power and authority to enter into and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The Board of Directors at a duly held meeting unanimously has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Voting Agreement and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the “Recommendation”).

Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b)                                 The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any foreign antitrust filings as the Company and Parent determine are required to be filed (“Foreign Antitrust Filings”), (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement with the SEC, (iv) compliance with the rules and regulations of the NYSE, (v) compliance with any applicable foreign or state securities or blue sky laws and (vi) the other consents and/or notices set forth on Section 3.3(b) of the Company Disclosure Letter (collectively, clauses (i) through (vi), the “Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair or delay the ability of the Company to consummate the Merger.

(c)                                  Assuming compliance with the matters referenced in Section 3.3(b), receipt of the Specified Approvals and the receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with, or violate or breach any provision of,  the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with, or violate or breach any provision of, any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair or delay the ability of the Company to consummate the Merger.

Section 3.4.                                 Reports and Financial Statements.

(a)                                 The Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC on a timely basis since April 2, 2010 (together with any documents so filed or furnished during such period on a voluntary basis, in each case as may have been amended since their filing, the “Company SEC Documents”).  Each of the Company SEC Documents, including all Company SEC Documents filed after the date hereof, as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder.  As of the date filed with the SEC, none of the Company SEC Documents, including all Company SEC Documents filed after the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

(b)                                 The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (if amended, as of the date of the last such amendment), fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).  None of the Subsidiaries of the Company is required to file periodic reports with the SEC.

(c)                                  Section 3.4(c) of the Company Disclosure Letter describes, and the Company has made available to Parent copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K under the Securities Act) that existed or were effected by the Company or its Subsidiaries since April 2, 2010.

Section 3.5.                                 Internal Controls and Procedures.

(a)                                 The Company has established, implemented and maintains “disclosure controls and procedures” and “internal controls over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and as necessary to permit preparation of financial statements in conformity with GAAP.

The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  The principal executive officer and principal financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and Rule 13a-15 under the Exchange Act, and the statements contained in all such certifications were as of their respective dates true, complete and correct.  The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2011, and such assessment concluded that such controls were effective.  To the Knowledge of the Company, from April 2, 2010 to the date hereof, the Company has not failed to disclose to the Company’s auditors and the audit committee of the Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  The Company has made available to Parent a summary of any such disclosure made to the Company’s auditors and audit committee since April 2, 2010.

(b)                                 Since April 2, 2010 through the date of this Agreement, (i) except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or any director, officer, or, to the Knowledge of the Company, any auditor of the Company or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or executive officer of the Company.

Section 3.6.                                 No Undisclosed Liabilities.  Except (a) as disclosed, reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2012 (or the notes thereto), (b) as incurred in connection with this Agreement, (c) for liabilities and obligations that have been incurred in the ordinary course of business consistent with past practice since September 30, 2012 and (d) for liabilities or obligations that have been discharged or paid in full, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have had or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.7.                                 Compliance with Law; Permits.

(a)                                 The Company and each of the Company’s Subsidiaries are, and since April 2, 2010 have been, in compliance with, and are not, and since April 2, 2010 have not been, in default under or in violation of, any applicable federal, state, local, municipal, common law, international or foreign law, statute, treaty, ordinance, rule, regulation, judgment, order, injunction, mandatory policy, binding directive, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”) or with the applicable listing and corporate governance rules of the NYSE, except where such noncompliance, default or violation would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair or delay the ability of the Company to consummate the Merger.  As of the date of this Agreement, to the Knowledge of the Company, the Company and each of the Company’s Subsidiaries are not, and since April 2, 2010 have not been, under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable Law or with the applicable listing and corporate governance rules of the NYSE, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair or delay the ability of the Company to consummate the Merger.

(b)                                 The Company and each of its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Entity (the “Company Permits”) necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted, except where the failure to have any of the Company Permits would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair or delay the ability of the Company to consummate the Merger.  All Company Permits are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such Company Permit, and none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit, in each case, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair or delay the ability of the Company to consummate the Merger.

(c)                                  To the Knowledge of the Company, neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, at any time during the last five years, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act or any other similar applicable foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (iii) violated or operated not in compliance with any applicable U.S. Export and Import Laws, or made a voluntary disclosure with respect to any violation thereof.

(d)                                 The Company and each of its Subsidiaries (i) has been since January 1, 2007 and currently is in compliance with all applicable Foreign Export and Import Laws, (ii) to the extent applicable, has prepared and applied for all import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business and (iii) has at all times been in compliance with all Laws relating to trade embargoes and sanctions, except in the case of clauses (i)-(iii), as would not reasonably be expected to, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole.

(e)                                  The foregoing notwithstanding, the representations and warranties in this Section 3.7 shall not be deemed to be made with respect to the Company’s compliance with, or Company Permits with respect to: (i) Environmental Laws, Hazardous Substances and any other environmental matter or (ii) Tax matters.

Section 3.8.                                 Environmental Laws and Regulations.

(a)                                 Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2008: (i) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Company Permits required under Environmental Laws (“Environmental Permits”) and all such Environmental Permits are in good standing and full force and effect; (ii) there has been no disposal, release or threatened release of any Hazardous Substance by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other Person in any manner that would reasonably be expected to give rise to the Company or any of its Subsidiaries incurring any remedial obligation, corrective action requirement or other liability or obligation under applicable Environmental Laws or Environmental Permits; (iii) to the Knowledge of the Company, there are no investigations, actions, suits, proceedings, reviews, or inquiries pending or threatened in writing against or affecting the Company, any of its Subsidiaries or any other Person for whom the Company or any of its Subsidiaries may be liable or involving any real property currently or  formerly owned, operated or leased by or for the Company or any of its Subsidiaries alleging noncompliance with or liability under any Environmental Law or Environmental Permit; and (iv) to the Knowledge of the Company, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law or Environmental Permit, from any properties while owned, operated or leased by or for the Company, any of its Subsidiaries or any other Person for whom the Company or any of its Subsidiaries is reasonably likely to be liable or as a result of any operations or activities of the Company, any of its Subsidiaries or any other Person for whom the Company or any of its Subsidiaries is reasonably likely to be liable.

(b)                                 As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the indoor or outdoor environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) any pollutant, contaminant, waste, or toxic or otherwise hazardous substance, including the exposure thereto, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or threatened release or disposal thereof.

(c)                                  As used herein, “Hazardous Substance” means any substance presently listed, defined, designated, classified or otherwise regulated as hazardous, toxic, radioactive or dangerous or for which liability may arise under any Environmental Law.  Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law and includes any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

Section 3.9.                                 Employee Benefit Plans.

(a)                                 Section 3.9(a)(i) of the Company Disclosure Letter lists all material Company Benefit Plans.  “Company Benefit Plans” means all employee or director compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”)), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries.

(b)                                 The Company has heretofore made available to Parent true and complete copies of each of the material Company Benefit Plans and certain related documents, including, but not limited to: (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; and (iii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan.

(c)                                  (i) Each Company Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan is subject to Title IV of ERISA, and no employee benefit plan sponsored, maintained or contributed to by the Company or any of its Subsidiaries in the last six years has been subject to Title IV of ERISA; (iv) no Company Benefit Plan provides medical or other welfare benefits with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) no material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full (other than with respect to amounts not yet due), and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a material liability thereunder; (vi) all material contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (vii) no employee benefit plan of the Company or its Subsidiaries is a Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; and (viii) there are no material pending, threatened or, to the Knowledge of the Company, anticipated claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries.  “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d)                                 The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event: (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or benefits, except as provided in this Agreement or as required by applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, consultant or officer, except as provided in this Agreement including Section 2.3 hereof.

(e)                                  There is no contract, plan or arrangement (written or otherwise) that, individually or collectively, would (i) entitle any current or former employee or other service provider to any Tax gross-up from the Company or any of its Subsidiaries or (ii) give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

Section 3.10.                          Absence of Certain Changes or Events.  Since December 31, 2011, there has not been any event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.  From September 30, 2012 through the date of this Agreement: (a) the Company and its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business consistent with past practice; and (b) except as disclosed in Section 3.10 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has taken any actions, or has agreed to take any actions, that would have been prohibited by Section 5.1(b)(i) (other than with respect to the payment of regular quarterly cash dividends), b(ii), b(v), b(vi), b(ix), b(x), b(xii), b(xiii), b(xiv), b(xv), b(xvi) or b(xvii) if such actions were taken on or after the date of this Agreement.

Section 3.11.                          Investigations; Litigation.  There is no investigation or review pending (or, to the Knowledge of the Company, threatened in writing) by any Governmental Entity with respect to the Company, any of the Company’s Subsidiaries (or any of the Company’s and its Subsidiaries’ respective properties), any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of its Subsidiaries may be liable, in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to the Knowledge of the Company, threatened in writing) against or affecting the Company, any of the Company’s Subsidiaries (or any of the Company’s and its Subsidiaries’ respective properties), any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of its Subsidiaries may be liable, at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity or arbitrator, in each case, that are material to the business of the Company and its Subsidiaries, taken as a whole.

Section 3.12.                          Proxy Statement; Other Information.  The proxy statement (including the letter to stockholders, notice of meeting and form of proxy, as each may be amended or supplemented, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the Company Stockholder Approval will not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Company will cause the Proxy Statement to comply in all material respects with the requirements of the Exchange Act applicable thereto.  No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing, or required to be supplied (but that was not supplied), by or on behalf of Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein.

Section 3.13.                          Tax Matters.

(a)                                 Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company represents and warrants to Parent and Merger Sub as follows:

(i)                                     the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate;

(ii)                                  the Company and each of its Subsidiaries have paid all Taxes that are due and payable;

(iii)                               the Company and its Subsidiaries have established in accordance with GAAP an adequate accrual for all Taxes on the most recent financial statements included in the Company SEC Documents;

(iv)          the federal income Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2004 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired;

(v)           as of the date of this Agreement, there are not pending or threatened in writing any audits, examinations, suits, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries;

(vi)          there are no liens for Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens;

(vii)         neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution occurring during the two-year period ending on the date hereof that was intended to be governed by Section 355 of the Code;

(viii)        neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(ix)          with respect to taxable periods beginning on or after January 1, 2003, neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company, or any subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law);

(x)           neither the Company nor any of its Subsidiaries is a party to any Tax sharing or Tax allocation agreement, or has any liability for the Taxes of another Person pursuant to any agreement, in each case, other than any such agreement (1) solely between or among any of the Company and any of its Subsidiaries or (2) not primarily relating to Taxes and entered into in the ordinary course of business (a “Tax Sharing Agreement”);

(xi)          neither the Company nor any of its Subsidiaries is a party to any currently effective waiver or other agreement extending the statute of limitation or period of assessment or collection of any material Taxes;

(xii)         each of the Company and its Subsidiaries, within the time and in the manner prescribed by Law, has withheld and paid over to the proper Governmental Entity all material amounts required to be withheld and paid over under applicable Law (including Sections 1441, 1442, 3102 and 3402 of the Code or any other applicable provision of state, local or foreign Law); and

(xiii)        Section 3.13 of the Company Disclosure Letter contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files income or franchise Tax Returns.

(b)           As used in this Agreement, (i) “Taxes” means (A) any and all federal, state, local or foreign taxes, governmental fees or other like assessments or charges of any kind (including withholding on amounts paid to or by any Person), and any and all interest, penalties, additions to tax and additional amounts relating thereto, imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem and value added taxes, and any liability for any of the foregoing as transferee and (B) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (A) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group and (ii) “Tax Return” means any return, report, document, election, declaration or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

(c)           Any other provision notwithstanding, the representations and warranties set forth in Section 3.13(a) and Section 3.9 are the Company’s sole and exclusive representations and warranties regarding Tax matters.

Section 3.14.         Labor Matters.  Section 3.14 of the Company Disclosure Letter lists all collective bargaining, labor or similar agreements, including material local or side agreements in effect that the Company or any of its Subsidiaries or their respective assets or properties is bound by or subject to (each, a “Collective Bargaining Agreement”), and a copy of each Collective Bargaining Agreement has been made available to Parent.  (a) The Company and each of its Subsidiaries has complied in all material respects with its obligations to, and is not in default under, any Collective Bargaining Agreement, (b) as of the date hereof, (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, there is no material union organizing effort pending or threatened against the Company or any of its Subsidiaries (for the avoidance of doubt, other than any matters set forth in any Collective Bargaining Agreement), (iii) there is no material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iv) there is no material slowdown, or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries, and (c) the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices.  Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act of 1998 (the “WARN Act”) as a result of any action taken by the Company (other than at the written direction of Parent).

Section 3.15.         Intellectual Property.

(a)           For purposes of this Agreement, (i) “Intellectual Property” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know how or proprietary information contained on any website, processes, formulae, products, technologies, discoveries, apparatus, Internet domain names, trade dress and general intangibles of like nature (together with goodwill), customer lists, confidential information, licenses, software, databases and compilations including any and all collections of data and all documentation thereof (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right, and (ii) “Company Intellectual Property” means all material Intellectual Property owned or licensed and used or held for use by the Company or any of its Subsidiaries.

(b)           The Company and its Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property used in the conduct of their businesses, except where the failure to own or possess the right to use such Intellectual Property would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  No Company Intellectual Property is subject to any outstanding judgment, injunction, order, decree or settlement agreement restricting the use thereof by the Company or any of its Subsidiaries or restricting the licensing thereof by the Company or any of its Subsidiaries to any Person, except for any judgment, injunction, order, decree or agreement that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  The Company has not received any written notice claiming or alleging that the Company or any of its Subsidiaries is infringing on any other Person’s Intellectual Property, and no Person is infringing on any Company Intellectual Property, except, in either case, as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  Except for such matters as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is a defendant in any action relating to, or otherwise was notified in writing of, any claim alleging infringement by the Company or any of its Subsidiaries of any Intellectual Property and (ii) the Company and its Subsidiaries have no pending action for any continuing infringement by any other Person of any Company Intellectual Property.  Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Company Intellectual Property right of the Company or any of its Subsidiaries.

(c)           None of the past or present employees, officers, directors or shareholders of the Company has any ownership rights in any of the Company Intellectual Property owned and registered by the Company or any of its Subsidiaries.

Section 3.16.         Real Property.

(a)           Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list of all real property owned by the Company and its Subsidiaries as of the date hereof (the “Owned Real Property “).  Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list of all leases or subleases of real property (each, a “Lease” and together, the “Leases “) under which the Company or any of its Subsidiaries leases or subleases of real property or interests in real property as of the date hereof (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property “).  This Section 3.16 does not relate to Intellectual Property matters, which are the subject of Section 3.15.

(b)           Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good, valid and marketable fee simple title to all of the Owned Real Property, and valid leasehold or subleasehold interests in all Leased Real Property, in each case free and clear of all Liens, except for Permitted Liens; (ii) the Company and each of its Subsidiaries, and to the Knowledge of the Company, each other party to a Lease,  has complied with the terms of all Leases, and all Leases are valid and in full force and effect, enforceable in accordance with their terms against the Company or Subsidiary party thereto and, to the Knowledge of the Company as of the date hereof, the counterparties thereto; and (iii) neither the Company nor any of its Subsidiaries has received or provided any written notice that it has breached or violated any Lease or of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any Lease.

Except as would not, individually or in the aggregate, be material to the business of the Company or any of its Subsidiaries, no condemnation proceeding is pending or, to the Knowledge of the Company, threatened against any of the Real Property.

Section 3.17.         Opinions of Financial Advisors.  The Board of Directors has received the opinion of Goldman, Sachs & Co. and the opinion of Morgan Stanley & Co. LLC, each dated as of the date of this Agreement, to the effect that, subject to the assumptions, limitations, qualifications and other matters set forth therein, as of the date of each such opinion, the Merger Consideration to be received by the holders of Common Stock in the Merger pursuant to this Agreement is fair from a financial point of view to such holders (other than the Stockholders (as defined in the Voting Agreement) and Parent and its Affiliates).  A copy of each opinion has been provided to Parent or, if a written opinion is not available as of the date of this Agreement, will be provided to Parent promptly after the date of this Agreement.

Section 3.18.         Required Vote of the Company Stockholders.  The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of holders of securities of the Company which is required to approve this Agreement and consummation of the Merger and the other transactions contemplated hereby (the “Company Stockholder Approval”).

Section 3.19.         Contracts.

(a)           Except for this Agreement, agreements filed as exhibits to the Company SEC Documents, Company Benefit Plans or as set forth in Section 3.19 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or expressly bound by any contract that:

(i)            is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii)           other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture or partnership that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii)          relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or any real property;

(iv)          is an agreement that by its terms provides for the receipt or expenditure of more than $1,000,000 in the aggregate (other than an agreement entered into in the ordinary course of business consistent with past practice);

(v)           creates or grants a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices) that is material to the Company and its Subsidiaries, taken as a whole, other than any Permitted Lien;

(vi)          pursuant to which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than extensions of trade credit in the ordinary course of business consistent with past practice);

(vii)         is an agency, dealer, sales representative, marketing or other similar agreement other than such agreements as are (A) not material to the business of the Company and its subsidiaries, taken as a whole or (B) (1) non-exclusive, (2) terminable by the Company without penalty and on no more than 90 days’ notice and (3) entered into in the ordinary course of business;

(viii)        is an agreement with a customer or a supplier (not including any licensor of Intellectual Property) of the Company or any of its Subsidiaries, in each case with a term greater than one (1) year that provides by its terms for the receipt or expenditure of more than $5,000,000 on an annual basis;

(ix)          is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset), other than the Existing Credit Facilities; or

(x)           contains any provision that (A) materially restricts the conduct of business of, or purports to materially restrict the conduct of business of, the Company or its Subsidiaries, or (B) after the Effective Time would materially restrict, or purport to materially restrict, the conduct of the business of Parent or any Affiliate of Parent (including the Surviving Corporation and its Subsidiaries).

Each contract of the type described in this Section 3.19(a) is referred to herein as a “Company Material Contract.”

(b)           A true and complete copy of each Company Material Contract has been made available to Parent.  Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would, individually or in the aggregate, have a Company Material Adverse Effect.  To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would, individually or in the aggregate, have a Company Material Adverse Effect.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (ii) neither the Company nor any of its Subsidiaries has received any written notice or claim of default under any Company Material Contract or any written notice, or, to the Knowledge of the Company, verbal indication of an intention to terminate any Company Material Contract.

As of the date of this Agreement, no Person is renegotiating, or has an express right (absent any default or breach of a Company Material Contract) pursuant to the terms of any Company Material Contract to renegotiate, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

Section 3.20.         Insurance Policies.  Except as is not material to the business of the Company and its Subsidiaries, taken as a whole, (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid in accordance with the terms of such policies, (b) neither the Company nor any of its Subsidiaries is in breach or default of any of its insurance policies, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of such policies and (c) other than in connection with ordinary course renewals, the Company has not received any written notice of termination, cancellation, or non-renewal with respect to any such policy.

Section 3.21.         Affiliate Party Transactions.  Since December 31, 2011, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and the Affiliates of the Company on the other hand (other than the Company’s Subsidiaries), that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents.

Section 3.22.         Finders or Brokers; Fees.  Except for Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.23.         Takeover Laws.  Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.3 are true and correct, no “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation (“Takeover Laws”) is applicable to the Agreement, the Voting Agreement, the Merger and the other transactions contemplated hereby.

Section 3.24.         No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or the Company Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being acknowledged and agreed that disclosure of any information in any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed only with respect to any section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1.           Qualification, Organization, Subsidiaries, etc.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.  Parent has made available to the Company prior to the date of this Agreement a true, complete and correct copy of the articles of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement.

Section 4.2.           Corporate Authority Relative to This Agreement; No Violation.

(a)           No vote of the holders of capital stock of Parent is necessary to approve this Agreement and the consummation of the transactions contemplated hereby.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

(b)           The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) the filing of the pre-merger notification report under the HSR Act and Foreign Antitrust Filings, (iii) compliance with the applicable requirements of the Exchange Act, (iv) compliance with the rules and regulations of the NYSE, (v) compliance with any applicable foreign or state securities or blue sky laws and (vi) the other consents and/or notices set forth on Section 4.2(b) of the Parent Disclosure Letter (collectively, clauses (i) through (vi), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(c)           The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with, or violate or breach any provision of, the organizational or governing documents of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 4.2(b) and receipt of the Parent Approvals, contravene or conflict with, or violate or breach any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.3.           Investigations; Litigation.  There is no investigation or review pending (or, to the Knowledge of Parent, threatened in writing) by any Governmental Entity with respect to Parent, any of Parent’s Subsidiaries (or any of Parent’s and its Subsidiaries’ respective properties), any present or former officer, director or employee of Parent or any of its Subsidiaries or any other Person for whom Parent or any of its Subsidiaries may be liable, in each case, that would have a Parent Material Adverse Effect.

Section 4.4.           Proxy Statement; Other Information.  The information provided by Parent or its Subsidiaries or Affiliates to be included in the Proxy Statement will not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  No representation is made by Parent or Merger Sub with respect to statements made in the Proxy Statement based on information supplied by or on behalf of the Company or any of its Affiliates that is contained in any of the foregoing documents.

Section 4.5.           Financing.  Parent (a) has sufficient cash, available lines of credit or other sources of immediately available, unrestricted funds to enable Parent to pay in cash the aggregate Merger Consideration and to perform its obligations under this Agreement with respect to the transactions contemplated by this Agreement, including the treatment of Company Options and Restricted Shares pursuant to Section 2.3 and all payments, fees and expenses payable by Parent related to or arising out of the consummation of the transactions contemplated by this Agreement (collectively, the “Closing Amounts”), other than any amounts necessary to refinance (or repay as a result of any acceleration arising as a result of the transactions contemplated by this Agreement) any of the Company’s existing indebtedness (collectively, the “Refinancing Amounts”), and (b) on the Closing Date, immediately prior to the Effective Time, will have sufficient cash, available lines of credit or other sources of immediately available, unrestricted funds to enable Parent to pay in cash the Closing Amounts and the Refinancing Amounts.

Section 4.6.           Operations of Merger Sub.  Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7.           Ownership of Common Stock.  None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Common Stock or any securities of any Subsidiary of the Company and none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Common Stock except pursuant to this Agreement.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1.           Conduct of Business by the Company and Parent.

(a)           From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed); (iii) as may be expressly required or expressly permitted by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and the Company shall use all commercially reasonable efforts to (A) preserve intact its current business organization, (B) maintain in effect all of its material Company Permits and material Environmental Permits, (C) keep available the services of its current directors, officers and key employees, (D) maintain satisfactory relationships with its material customers, lenders and suppliers, and others having material business relationships with it and (E) maintain in effect the material insurance policies of the Company and its Subsidiaries as in effect on the date hereof in the ordinary course of business consistent with past practice.

(b)           Subject to the exceptions contained in clauses (i) through (iv) of Section 5.1(a), the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Parent (such consent, with respect to Section 5.1(b)(xvii), not to be unreasonably withheld, conditioned or delayed), the Company:

(i)            shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), other than (A) regular quarterly cash dividends or distributions authorized prior to the date hereof or after the date hereof in the ordinary course of business consistent with past practice, not exceeding $0.06 per Share per dividend, as appropriately adjusted in the event of any stock split, reverse stock split, stock dividend, reclassification or similar transaction or (B) dividends and distributions paid by Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries;

(ii)           shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)          except as required by existing written agreements or Company Benefit Plans, or as otherwise required by applicable Law, shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or provided to its (1) employees (excluding directors and executive officers of the Company), other than in the ordinary course of business consistent with past practice or (2) directors or executive officers, (B) enter into any employment, change of control, severance or retention agreement with any employee or other service provider of the Company or any of its Subsidiaries (it being understood that the Company and its Subsidiaries may enter into offer letters with new hires in the ordinary course of business so long as such letters do not provide severance or change-in-control benefits), (C) establish, adopt, enter into or amend any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as would not result in an increase in cost to the Company or any of its Subsidiaries or an acceleration or increase in payments or benefits and except as otherwise permitted pursuant to clauses (A) and (B) of this Section 5.1(b)(iii), or (D) enter into any pre-closing retention arrangements other than those set forth in Section 5.1(b)(iii) of the Company Disclosure Letter;

(iv)          shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans, advances or capital contributions to, or investments in, any other Person (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing, lending or investment arrangements for or on behalf of any of such Persons, except as required by the terms of any Company Benefit Plan;

(v)           shall not, and shall not permit any of its Subsidiaries to, change material financial accounting policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(vi)          shall not (A) amend any provision of its certificate of incorporation or bylaws or similar applicable charter or organizational documents or (B)  permit any of its Subsidiaries to amend any provision of such Subsidiary’s certificate of incorporation or bylaws or similar applicable charter or organizational documents in a manner adverse to Parent or Merger Sub or as would have a Company Material Adverse Effect or prevent or materially impair or delay the ability of the Company to consummate the Merger;

(vii)         except for transactions exclusively among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries of the Company or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, take any action to cause to be exercisable any otherwise unexercisable Company Option (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options or awards outstanding on the date hereof) or otherwise make any changes (by combination, merger, consolidation, reorganization, liquidation, split, combination, reclassification, adjustment or otherwise) in the capital structure of the Company or any of its Subsidiaries or amend the terms of any securities of the Company or any of its Subsidiaries, other than issuances of shares of Common Stock in respect of any exercise of Company Options outstanding on the date hereof;

(viii)        except for transactions exclusively among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Common Stock from a holder of a Company Option in satisfaction of withholding obligations or in payment of the exercise price or from a holder of Restricted Shares in satisfaction of withholding obligations upon the vesting of such shares;

(ix)          shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(b)(ix) and (C) indebtedness for borrowed money pursuant to the Existing Credit Facilities;

(x)                                 except for transactions exclusively among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of its tangible properties or assets having a value in excess of $500,000, individually or in the aggregate, except (A) pursuant to existing agreements in effect prior to the execution of this Agreement or (B) for the sale of inventory in the ordinary course of business consistent with past practice;

(xi)                              shall not, and shall not permit any of its Subsidiaries to, (A)  modify, materially amend, terminate or grant any waiver under any Company Material Contract, any Lease or any contract that would constitute a Company Material Contract or a Lease if entered into prior to the date hereof (other than the expiration or renewal of any Company Material Contract or any Lease in accordance with its terms), or (B) enter into any contract described in Section 3.19(a)(i), Section 3.19(a)(ii), Section 3.19(a)(vii), Section 3.19(a)(viii), Section 3.19(a)(ix) or Section 3.19(a)(x), other than, in the case of either clause (A) or clause (B), (1) in the ordinary course of business consistent with past practice or (2) to enter into agreements providing for acquisitions that would otherwise be permitted under Section 5.1(b)(xii);

(xii)                           shall not, and shall not permit any of its Subsidiaries to, acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree to so acquire any entity, business or assets that constitute a business or division of any Person, or all or a substantial portion of the assets of any Person (or business or division thereof);

(xiii)                        shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure in excess of $500,000 individually or $1,000,000 in the aggregate, other than as contemplated by the capital expenditures budget of the Company set forth in Section 5.1(b)(xiii) of the Company Disclosure Letter;

(xiv)                       shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xv)                          shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business outside the businesses being conducted by the Company and its Subsidiaries on the date hereof and any reasonable extensions thereof;

(xvi)                       shall not, and shall not permit any of its Subsidiaries to, settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries (other than any of the foregoing that relates to Tax matters), (B) any stockholder litigation or dispute against the Company or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby, in each case, other than settlements that involve the payment of monetary damages, in the aggregate, not in excess of the amount set forth in Section 5.1(b)(xvi) of the Company Disclosure Letter and without the imposition of equitable relief on, or the admission of wrongdoing by, the Company, any of its Subsidiaries or any of its officers or directors;

(xvii)                    shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, change any material annual Tax accounting period, adopt or change any material method of Tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitations period that could reasonably be expected to produce a material Tax claim or assessment; and

(xviii)                 shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c)                                  Between the date hereof and the Effective Time, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.2.                                 Access.

(a)                                 Subject to compliance with applicable Laws, the Company shall afford to Parent and to its Representatives reasonable access during normal business hours, on reasonable prior notice, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ officers, properties, contracts, books and records, other than any such matters that relate to the negotiation and execution of this Agreement or (except as required under Section 5.3) to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other parties relating to any competing or alternative transactions.  The foregoing notwithstanding, the Company shall not be required to afford such access if it would (i) unreasonably disrupt the operations of the Company or any of its Subsidiaries, (ii) violate any of the Company’s or its Subsidiaries’ obligations with respect to confidentiality, (iii) cause a risk of a loss of privilege or trade secret protection to the Company or any of its Subsidiaries or (iv) constitute a violation of any applicable Law.

(b)                                 Parent hereby agrees that all nonpublic information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of November 16, 2012, between the Company and Parent (the “Confidentiality Agreement”).

Section 5.3.                                 Solicitation.

(a)                                 Any other provision of this Agreement to the contrary notwithstanding, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on March 8, 2013 (the “Solicitation Period End-Date”), the Company and its Representatives shall have the right to:  (i) initiate, solicit, facilitate and encourage Alternative Proposals, including by way of providing access to non-public information (subject to entering into an Acceptable Confidentiality Agreement with each recipient); provided that any non-public information concerning the Company or its Subsidiaries that is provided or made available by the Company to any Person given such access which was not previously provided or made available to Parent shall be provided to Parent substantially concurrently if such information is written, or otherwise, promptly thereafter (and in any event within twenty-four (24) hours), and (ii) enter into and maintain discussions or negotiations with respect to Alternative Proposals or any other proposals that could reasonably be expected to lead to an Alternative Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such requests, proposals, discussions or negotiations.

(b)                                 Subject to the provisions of this Section 5.3, and except with respect to any Person who made a written Alternative Proposal received prior to the Solicitation Period End-Date (provided that the Person making such proposal has not informed the Company that it has abandoned or withdrawn such Alternative Proposal), which the Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal (any Person so submitting such Alternative Proposal, for so long as such Person has not informed the Company that it has abandoned or withdrawn such Alternative Proposal, an “Excluded Party”), as of the Solicitation Period End-Date, or with respect to any Excluded Party, upon the date (if any) that such party ceases to be an Excluded Party, the Company shall and shall cause each of its Subsidiaries and each of their respective Affiliates and Representatives to (i) immediately cease and cause to be terminated any and all solicitation or intentional encouragement of Alternative Proposals from, and discussions or negotiations with respect to Alternative Proposals with, any Person conducted prior to the execution of this Agreement by the Company, any Subsidiary of the Company or any of its or their respective Affiliates or Representatives and (ii) promptly request any such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries in accordance with the applicable confidentiality agreement between the Company and such Person.  Subject to the provisions of this Section 5.3, and except with respect to an Excluded Party, from the Solicitation Period End-Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not and shall cause each of its Subsidiaries and each of their respective Affiliates and Representatives not to, directly or indirectly, (A) solicit, initiate, knowingly facilitate or knowingly encourage (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 5.3 (such as answering unsolicited phone calls) shall not be deemed to “facilitate” or “encourage” for purposes of this Section 5.3(b)) the submission of any Alternative Proposal, (B) participate in any discussions or negotiations regarding an Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal to, any Person that has made or, to the Knowledge of the Company, is seeking to make, an Alternative Proposal, except to notify such Person as to the existence of the provisions of this Section 5.3, (C) enter into any letter of intent, agreement, contract or agreement in principle regarding an Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(a) or (e), an “Alternative Acquisition Agreement”)) or (D) publicly propose to do any of the foregoing (other than disclosure of the terms of this Agreement).

(c)                                  Except as expressly permitted by this Section 5.3, the Board of Directors shall not (i) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withdraw or modify, in a manner adverse to Parent, the Recommendation, (ii) subject to Section 5.3(f), take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or (iii) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company an Alternative Proposal (such prohibited actions being referred to as a “Change of Recommendation”).

(d)                                 Within forty-eight (48) hours after the Solicitation Period End-Date, the Company shall notify Parent, in writing, of the identity of each Excluded Party, if any, and provide Parent a copy of each Alternative Proposal received from each Excluded Party (or, where no such copy is available, a reasonably detailed written description of such Alternative Proposal).  From and after the Solicitation Period End-Date, the Company shall promptly (within twenty-four (24) hours) notify Parent in the event that the Company, its Subsidiaries or Representatives receives any request for discussions or negotiations, any request for access to the properties or books and records of the Company or any of its Subsidiaries of which the Company or any of its Subsidiaries or any of their respective Representatives is or has become aware, or any request for information relating to the Company or any of its Subsidiaries, in each case, by any third party that may be considering making, or has made, an Alternative Proposal.  Such notice to Parent shall indicate the identity of the Person making such proposal or request and the material terms and conditions of such proposal, if any.  Following the Solicitation Period End-Date, the Company shall keep Parent reasonably informed on a reasonably current basis (and in any event within forty-eight (48) hours) of any material developments, discussions or negotiations regarding any Alternative Proposals (whether made before or after the date hereof) or any material change to the financial or other terms of any such Alternative Proposal.

(e)                                  Anything in this Section 5.3 to the contrary notwithstanding, at any time prior to receipt of the Company Stockholder Approval:

(i)                                     if the Company receives a written Alternative Proposal which the Board of Directors determines in good faith, after consultation with its financial advisers and outside legal counsel, is or is reasonably likely to result in, a Superior Proposal, the Company may take the following actions:  (A) furnish nonpublic information to the third party making such Alternative Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement having provisions as to confidential treatment of information that are substantially similar to the confidentiality provisions of the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided, that any non-public information concerning the Company or its Subsidiaries that is provided or made available by the Company to a third party given such access which was not previously provided or made available to Parent or its Representatives shall be provided to Parent substantially concurrently, if such information is written, or otherwise promptly thereafter (and in any event within twenty-four (24) hours); and (B) engage in discussions or negotiations with the third party with respect to the Alternative Proposal; provided, that the Company shall, prior to or substantially concurrently with providing any such non-public information concerning the Company or its Subsidiaries to such third party, provide to Parent a copy of any Alternative Proposal made to the Company or any of its Subsidiaries by such third party and the identity of such third party (for the avoidance of doubt, prior to receipt of the Company Stockholder Approval, the Company shall in any event be permitted to take the actions described in clauses (i)(A) and (i)(B) above with respect to any Excluded Party for so long as such party remains an Excluded Party, and from and after the receipt of the Company Stockholder Approval, no person shall be an Excluded Party); and

(ii)                                  the Board of Directors may (A) effect a Change of Recommendation, if it determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law or (B) terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal, but, in the case of clause (ii)(A) if the Change of Recommendation does not relate to or result from a Superior Proposal, only if the Company provides reasonable prior notice to Parent, or in the case of clause (ii)(B), or clause (ii)(A) if the Change of Recommendation relates to or results from a Superior Proposal, only if prior to taking any such action:

(1)                                 the Board of Directors determines in good faith, after consultation with its financial advisers and outside legal counsel, that such Alternative Proposal is a Superior Proposal (taking into account any adjustment or revisions proposed by Parent in response to such Alternative Proposal (including pursuant to clause (3) below));

(2)                                 the Company has given Parent, at least four (4) calendar days (or two (2) Business Days, whichever period is longer) in advance of taking such action, prior written notice of its intention to effect a Change of Recommendation or terminate this Agreement (the “Notice Period”) and has contemporaneously provided to Parent a copy of such Superior Proposal and each of the relevant proposed transaction agreements to be entered into by the Company with the third party making such Superior Proposal; and

(3)                                 at the end of the Notice Period, the Board of Directors, after consultation with the Company’s financial advisors and outside legal counsel, shall have determined in good faith that the third party’s Alternative Proposal remains a Superior Proposal relative to the transactions contemplated by this Agreement (taking into account any modification or changes committed to by Parent); provided, that each time material modifications to the material terms of an Alternative Proposal determined to be a Superior Proposal are made, a new written notification from the Company consistent with that described in clause (ii)(2) of this Section 5.3(e) shall be required and a new Notice Period under clause (ii)(2) of this Section 5.3(e) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 5.3(e)(ii) anew, except that such new Notice Period shall be for two (2) Business Days (as opposed to four (4) calendar days); and

(4)                                 in the case of clause (ii)(B), in advance of or substantially concurrently with termination of this Agreement, the Company has paid the Termination Fee to Parent pursuant to Section 7.3.

(f)                                   Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder (provided, however, that any disclosure other than a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of an applicable Alternative Proposal or an express reaffirmation of the Recommendation shall be deemed to be a Change of Recommendation); or (ii) making any disclosure to its stockholders if the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors to make such disclosure would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

(g)                                  As used in this Agreement, “Alternative Proposal” shall mean any bona fide inquiry, proposal or offer made by any Person for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the direct or indirect acquisition by any Person of fifteen percent (15%) or more of the assets of the Company and its Subsidiaries, on a consolidated basis or (iii) the direct or indirect acquisition by any Person of fifteen percent (15%) or more of the voting power of the outstanding shares of Common Stock, including any tender offer or exchange offer that if consummated would result in any Person beneficially owning Shares with fifteen percent (15%) or more of the voting power of the outstanding shares of Common Stock, in each case of clauses (i)-(iii), other than the transactions contemplated by this Agreement.

(h)                                 As used in this Agreement, “Superior Proposal” shall mean a written Alternative Proposal, substituting “fifty percent (50%)” for “fifteen percent (15%),” that the Board of Directors determines in good faith and considering such factors as the Board of Directors considers to be appropriate (including the expected timing and likelihood of consummation, any governmental or other approval requirements, break-up fees, expense reimbursement provisions, conditions to consummation and availability of necessary financing), to be more favorable to the Company and its stockholders than the transactions contemplated by this Agreement.

Section 5.4.                                 Proxy; Company Meeting.

(a)                                 As promptly as practicable after the execution of this Agreement (but no later than fifteen (15) Business Days after the date hereof), subject to the receipt from Parent and Merger Sub of the information described in the second sentence of this clause (a), the Company shall prepare (in consultation with Parent and giving due consideration to any comments made by Parent) and file with the SEC the Proxy Statement, which shall, subject to Section 5.3, include the Recommendation, and shall use all commercially reasonable efforts to respond (in consultation with Parent and giving due consideration to any comments made by Parent) as promptly as reasonably practicable to any comments by the SEC staff in respect of the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date of this Agreement.  Parent and Merger Sub shall furnish all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement, or that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement.

If at any time prior to the Company Meeting any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement (or any other filings) shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b)                                 Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders promptly following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), with the record date and meeting date of the Company Meeting to be selected after reasonable consultation with Parent, and (ii) subject to a Change of Recommendation in accordance with Section 5.3, use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby.

(c)                                  Unless terminated pursuant to Section 7.1, the Company shall submit this Agreement and the Merger to the Company’s stockholders at the Company Meeting whether or not a Change of Recommendation shall have occurred.

Section 5.5.                                 Employee Matters.

(a)                                 For the period from the Effective Time until December 31, 2013, Parent shall provide, or shall cause to be provided, to each current and former employee of the Company and its Subsidiaries (“Company Employees”) (i) base compensation and bonus opportunities that, in each case, are no less favorable than were provided to the Company Employee immediately before the Effective Time and (ii) all other compensation and benefits (including equity) that are substantially comparable in the aggregate to those provided to the Company Employee immediately before the Effective Time.  Any other provision of this Agreement to the contrary notwithstanding, (A) Parent shall or shall cause the Surviving Corporation to provide to each Company Employee who experiences a Qualifying Termination during the period from the Effective Time until December 31, 2013, severance benefits equal to the greater of (1) the severance benefits set forth in Section 5.5(a) of the Company Disclosure Letter and (2) the severance benefits provided for under the severance arrangements of Parent and its Subsidiaries, and (B) during such period from the Effective Time until December 31, 2013, severance benefits offered to each Company Employee shall be determined without taking into account any reduction after the Effective Time in compensation paid to such Company Employee.  For purposes of this Agreement, “Qualifying Termination” means a termination of employment under circumstances that would entitle the applicable Company Employee to severance benefits under the applicable severance plan or arrangement described in this Section 5.5(a).

(b)                                 For all purposes (including purposes of vesting (other than equity awards), eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to participation in and benefit accrual under any defined benefit pension or post retirement plan or to the extent that its application would result in a duplication of benefits.  In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and further provided that the foregoing provision shall not preclude the Parent from confirming the eligibility of any such employee or his or her covered dependents after the Effective Time, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use its commercially reasonable efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and (B) the amount of eligible expenses incurred by such employee and his or her covered dependents which were credited to deductible and maximum out-of-pocket co-insurance requirements under the Old Plans will be credited for purposes of satisfying the deductible, and maximum out-of-pocket co-insurance requirements under the New Plans, provided that the foregoing provision shall not be applicable with respect to any of the New Plans which have a plan year which commences on January 1, 2014.

(c)                                  Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at or prior to the Effective Time, as applicable.

(d)                                 Without limiting the generality of Section 8.10, the provisions of this Section 5.5 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose or to confer upon any Company Employee any right to continued employment.  Nothing in this Section 5.5 shall supersede or conflict with any Collective Bargaining Agreement.

Section 5.6.                                 Efforts.

(a)                                 Each of the parties shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things reasonably necessary, proper or advisable to obtain all necessary actions or nonactions, waivers, consents, clearances, approvals, or expirations or terminations of waiting periods as may be required by any law or Governmental Entity.

(b)                                 Parent and the Company shall promptly, but in no event later than ten (10) Business Days after the date hereof, file (or cause to be filed) any and all required Notification and Report Forms under the HSR Act with respect to the Merger; Parent and the Company shall request early termination of any applicable waiting period under the HSR Act, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, and shall supply to the Antitrust Division of the United States Department of Justice (“Antitrust Division”) or the United States Federal Trade Commission (“FTC”) as promptly as reasonably practicable any additional information or documents that may be requested pursuant to any Law or by the Antitrust Division or the FTC.

(c)                                  In furtherance of the covenants of the parties contained in this Section 5.6, but subject to the limitations set forth in Section 5.6(d), (i) each of the Parent and the Company shall use its reasonable best efforts to avoid the entry of, or to have vacated or lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date and (ii) Parent shall use its reasonable best efforts to avoid or eliminate each and every impediment under any Antitrust Law so as to enable the Closing to occur as promptly as possible (and in any event no later than the End Date), including, in the case of Parent, proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Parent or the Company and otherwise taking or committing to take actions that after the Closing would limit Parent’s freedom of action with respect to, or its ability to operate and/or retain, one or more of the businesses, product lines or assets of Parent or the Company.

(d)                                 Notwithstanding anything to the contrary in this Section 5.6, the parties hereto understand and agree that neither Parent nor any of its Subsidiaries shall be required, nor shall the Company or any of its Subsidiaries without the prior written consent of Parent agree or offer to: (i) sell, divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to any of the businesses, assets or properties of Parent, the Company, the Surviving Corporation or any of their respective Affiliates or (ii) otherwise take or commit to take actions that after the Closing would limit Parent’s freedom of action with respect to, or its ability to operate any of the businesses, assets or properties of Parent, the Company, the Surviving Corporation or any of their respective Affiliates if the aggregate net effect of all such sales, divestitures, dispositions, actions or commitments referred to in clauses (i) and (ii) would be material to the Company and its Subsidiaries, taken as a whole (it being understood that if any such actions are proposed with respect to the assets or business of Parent, “material” shall be determined as if such assets or business were owned by the Company).

(e)                                  Parent and the Company shall cooperate and consult with each other in connection with the making of all filings, notifications, communications, submissions, and any other material actions pursuant to this Section 5.6, and, subject to applicable legal limitations and the instructions of any Governmental Entity, Parent and the Company shall keep each other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other material communications received by Parent and the Company, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions.

Subject to applicable Law relating to the exchange of information, Parent and the Company shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the businesses of the Parent, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements, and (iii) as necessary to address reasonable privilege or confidentiality concerns.  Parent and the Company agree not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

Section 5.7.                                 Takeover Statute.  If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Sub and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8.                                 Public Announcements.  None of the Company, Parent, Merger Sub, or anyone acting on their behalf, shall issue any press release or other public statement or comment relating to this Agreement or the transactions contemplated herein without the prior consent of the other party (which consent shall not be unreasonably withheld), except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity (in which case, the party issuing the press release, public statement or comment shall use its commercially reasonable efforts to give the other party the opportunity to review and comment upon such press release or other public statement or comment prior to issuance); provided that the restrictions in this Section 5.8 shall not apply to any Company communication regarding an Alternative Proposal or a Change of Recommendation.  Parent and the Company agree to issue a joint press release announcing this Agreement in a form to be mutually agreed upon by the parties.

Section 5.9.                                 Indemnification and Insurance.

(a)                                 The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company certificate of incorporation, the Company bylaws or any indemnification contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time and all such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim.  From and after the Effective Time, Parent shall assume, guarantee and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9.

(b)                                 Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each Person who served at the request of the Company as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Losses”) in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any matters, whether before or after the Effective Time in connection with such Indemnified Party’s service as a director or officer of the Company or any of its Subsidiaries (including acts or omissions in connection with such Indemnified Party’s service as officer, director, member, trustee or other fiduciary in any other entity if such services was at the request of the Company of the Company); provided, that any Person to whom any funds are advanced pursuant to the foregoing must provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.  In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c)                                  Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, purchase a six-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s and its Subsidiaries’ existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder; provided, however, that the Company shall not pay in excess of 250% of the last annual premium paid by the Company prior to the date hereof in respect of such “tail” policy.

If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, Parent shall, for a period of six (6) years from the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 250% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(d)           The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise.  The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.  Parent and the Surviving Corporation shall promptly reimburse each Indemnified Party for any costs or expenses (including attorneys’ fees) incurred by any such Indemnified Party in enforcing the indemnification or other obligations of Parent or the Surviving Corporation in this Section 5.9 (including Section 5.9(b)) unless it is ultimately determined that such Person is not entitled to the benefit of such indemnification or other obligation.

(e)           In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10.         Control of Operations.  Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11.         Notice of Certain Events.  Without limiting the other provisions of this Agreement, each of the Company, on the one hand and Parent, on the other hand, shall promptly notify the other of: (a) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause the inaccuracy of any representation or warranty of the other party contained in this Agreement at any time during the term hereof that, in the case of a fact or circumstance discovered by the Company, could reasonably be expected to cause the condition set forth in Section 6.2(a) not to be satisfied on or before the End Date or, in the case of a fact or circumstance discovered by Parent, could reasonably be expected to cause the condition set forth in Section 6.3(a) not to be satisfied on or before the End Date; and (b) any failure of the other party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that, in the case of a failure to comply with or satisfy a covenant discovered by the Company, could reasonably be expected to cause the condition set forth in Section 6.2(b) not to be satisfied on or before the End Date or, in the case of a failure to comply with or satisfy a covenant discovered by Parent, could reasonably be expected to cause the condition set forth in Section 6.3(b) not to be satisfied on or before the End Date; provided that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.12.         Stock Exchange De-listing; 1934 Act Deregistration.  Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and SEC to enable the de-listing by the Surviving Corporation of the Common Stock from the NYSE and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 5.13.         Financing Cooperation.  Upon the request of Parent, the Company shall use its commercially reasonable efforts to provide reasonable cooperation in connection with Parent’s efforts to arrange and consummate any amendment to, or replacement or supplement of, Parent’s credit facilities (“Debt Financing”); provided that such cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries.  Such commercially reasonable efforts shall include, to the extent reasonably requested by Parent, commercially reasonable efforts to: (a) make available to prospective lenders, on a customary and reasonable basis and upon reasonable notice, appropriate personnel of the Company and its Subsidiaries, (b) provide, as promptly as reasonably practicable, information relating to the Company and its Subsidiaries to any financing institutions contemplated to arrange and/or provide all or any portion of the Debt Financing (the “Financing Sources”) (including information to be used in the preparation of a customary information package regarding the business, operations, financial condition, projections and prospects of the Company and its Subsidiaries customary for financings similar to the Debt Financing) to the extent reasonably requested by Parent and/or the Financing Sources to assist in preparation of customary offering or information documents to be used for the completion of the Debt Financing, (c) assist in the obtaining of customary payoff letters and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of the Existing Credit Facilities and releasing Liens and the pledges of collateral securing such Existing Credit Facilities, in each case to take effect at the Effective Time (it being understood that the Company shall have no obligation to pay or discharge any such indebtedness prior to the Effective Time), (d) cooperate with respect to matters relating to pledges of collateral to take effect at the Effective Time in connection with such financing, (e) assist Parent in obtaining customary legal opinions to be delivered in connection with such financing and (f) assist Parent in obtaining customary comfort letters and consents of the independent accountants of the Company and its Subsidiaries, including with respect to the auditor consents in connection with any filings with the SEC.

Anything in this Section 5.13 to the contrary notwithstanding, until the Effective Time occurs, neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors, as the case may be, shall (i) be required to pay any commitment or other similar fee, (ii) enter into any definitive agreement or have any liability or any obligation under any certificate, document, instrument, credit agreement or any related document or any other agreement or document related to the Debt Financing, (iii) unless promptly reimbursed by Parent, be required to incur any other expenses in connection with the Debt Financing or (iv) be required to take any action in his/her capacity as a director of the Company or any of its Subsidiaries with respect to the Debt Financing.  Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out of pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with their respective obligations pursuant to, and in accordance with, this Section 5.13, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith (other than information provided by the Company or any of its Subsidiaries) and all other actions taken by the Company, its Subsidiaries and their respective Representatives pursuant to this Section 5.13. Parent and Merger Sub shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange and consummate any Debt Financing.

Section 5.14.         Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1.           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment (or waiver in writing by Parent and the Company) at or prior to the Effective Time of the following conditions:

(a)           Stockholder Approval.  The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b)           No Legal Restraints.  No injunction or similar order by any court of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect, and no Law shall, after the date hereof, have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

(c)           Regulatory Approvals.  Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been earlier terminated.

Section 6.2.           Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger and the other transactions contemplated hereby is further subject to the fulfillment (or waiver in writing by the Company) at or prior to the Effective Time of the following conditions:

(a)           (i) The representations and warranties of Parent and Merger Sub contained in Article IV (except for the representations and warranties contained in Section 4.1, the first two sentences of Section 4.2(a), Section 4.3 and Section 4.7 and disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct both when made and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, (ii) the representation and warranty of Parent and Merger Sub contained in Section 4.3 shall be true and correct in all respects both when made and at and as of the Closing Date and (iii) the representations and warranties of Parent and Merger Sub contained in Section 4.1, the first two sentences of Section 4.2(a) and Section 4.7 shall be true and correct in all material respects both when made and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b)           Parent and Merger Sub shall have performed and complied with, in all material respects, all material obligations and covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c)           Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3.           Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are further subject to the fulfillment (or waiver in writing by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:

(a)           (i)  The representations and warranties of the Company set forth in Sections 3.1(a), 3.2, 3.22 and 3.23 and the first sentence of Section 3.3(a) shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representation and warranty of the Company contained in the first sentence of Section 3.10 shall be true and correct in all respects both when made and at and as of the Closing Date and (iii) the other representations and warranties of the Company set forth in Article III (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)           The Company shall have performed and complied with, in all material respects, all material obligations and covenants (other than the obligations and covenants set forth in Section 5.13) required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)           The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and (b) have been satisfied.

Section 6.4.           Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement or breach of the requirement to use efforts in accordance with Section 5.6(a).

ARTICLE VII

TERMINATION

Section 7.1.           Termination or Abandonment.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time (except with respect to clause (h) below, whether before or after receipt of the Company Stockholder Approval):

(a)           by the mutual written consent of the Company and Parent;

(b)           by either the Company or Parent if (i) the Effective Time shall not have occurred on or before July 15, 2013 (the “End Date”); provided that if on July 15, 2013 the condition to the Closing set forth in Section 6.1(b) or Section 6.1(c) shall not have been satisfied or duly waived by all parties entitled to the benefit of such condition, but all other conditions to the Closing shall have been satisfied (or, in the case of conditions that, by their terms, are to be satisfied at the Closing, shall be capable of being satisfied on July 15, 2013) or duly waived by all parties entitled to the benefit of such conditions, then the End Date shall be extended to and including November 15, 2013, if either the Company or Parent notifies the other party in writing on or prior to July 15, 2013 of its election to extend the End Date; provided further that the right to terminate this Agreement or extend the End Date pursuant to this Section 7.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have materially contributed to the failure to consummate the Merger on or before such date;

(c)           by either the Company or Parent if any court of competent jurisdiction shall have issued or entered an injunction or similar order permanently enjoining or otherwise permanently prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used such efforts as may be required by Section 5.6 to prevent, oppose and remove such injunction;

(d)           by either the Company or Parent if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e)           by the Company, if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 or failure of the Closing to occur and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty (30) days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination, provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(f)            by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) cannot be cured by the End Date or, if curable, is not cured with thirty (30) days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination, provided that Parent or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(g)           by Parent, if the Board of Directors shall have effected a Change of Recommendation;

(h)           by Parent, if the Company shall have knowingly and intentionally materially breached any of its obligations under Section 5.3; and

(i)            at any time prior to the date the Company Stockholder Approval is obtained, by the Company, in accordance with Section 5.3(e)(ii)(B); provided, that substantially concurrently with such termination the Company shall tender payment to Parent of the Termination Fee pursuant to Section 7.3.

Section 7.2.           Effect of Termination.  In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that the provisions of Section 5.2(b), this Section 7.2, Section 7.3 and Article VIII will survive the termination hereof; provided, however, that neither Parent nor the Company shall be released from any liabilities or damages arising out of any (a) fraud by any party or (b) except as set forth in Section 7.3(b), the willful breach of any covenant or agreement set forth in this Agreement.

Section 7.3.           Termination Fee.  Any provision in this Agreement to the contrary notwithstanding,

(a)           In the event that:

(i)            after the date of this Agreement, (A) any Alternative Proposal (substituting fifty percent (50%) for the fifteen percent (15%) threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) is publicly proposed or publicly disclosed prior to, and not withdrawn prior to the time of, the Company Meeting, (B) this Agreement is validly terminated by Parent or the Company pursuant to (1) Section 7.1(d) or (2) Section 7.1(b) (and, in the case of this clause (B)(2), so long as (x) prior to the time such Alternative Proposal was first publicly proposed or publicly disclosed Parent shall not have delivered a notice to the Company in accordance with Section 7.1(f) or Section 5.11 citing a failure of a condition to the obligation of Parent and Merger Subsidiary to consummate the Merger set forth in Section 6.3(a)(i) and (y) at the time of such termination, the condition set forth in Section 6.1(a) shall not have been satisfied but all other conditions to the obligations of the parties to consummate the Merger set forth in Sections 6.1, 6.2(a) and 6.2(b) have been satisfied) and (C) concurrently with or within twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to a Qualifying Transaction or consummated the transactions contemplated by a Qualifying Transaction;

(ii)           Parent shall have validly terminated this Agreement pursuant to Section 7.1(g) or 7.1(h); or

(iii)          the Company shall have validly terminated this Agreement pursuant to Section 7.1(i),

then, in any such event, the Company shall pay to Parent (or, at Parent’s direction, an Affiliate of Parent) a fee of twenty-three million eight hundred thousand dollars ($23,800,000) in cash (the “Termination Fee”), by wire transfer of same day funds to one or more accounts designated by Parent, such payment to be made, in the case of a termination referenced in clause (i) above, upon consummation of the Qualifying Transaction, in the case of clause (ii) above, within three (3) Business Days of such termination or, in the case of clause (iii) above, in advance of or substantially concurrently with the termination by the Company pursuant to Section 7.1(i); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.  The foregoing notwithstanding, the “Termination Fee” shall be eleven million nine hundred thousand dollars ($11,900,000) in cash solely in the event that this Agreement is terminated by the Company prior to the thirtieth (30th) day after the Solicitation Period End-Date pursuant to Section 7.1(i) to enter into a Qualifying Transaction with an Excluded Party.  Following receipt by Parent of the Termination Fee in accordance with this Section 7.3, the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent or Merger Sub.

(b)           The parties agree and understand that (i) in no event shall the Company be required to pay the Termination Fee on more than one occasion and (ii) in no event shall Parent be entitled, pursuant to this Section 7.3, to receive an amount greater than the Termination Fee.  Anything to the contrary in this Agreement notwithstanding, except in the case of fraud, (A) if Parent receives the Termination Fee from the Company pursuant to this Section 7.3, such payment shall be the sole and exclusive remedy of the receiving party against the paying party and its Subsidiaries and their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives and none of the paying party, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and (B) if Parent or Merger Sub receives any payments from the Company in respect of any breach of this Agreement and thereafter Parent receives the Termination Fee pursuant to this Section 7.3, the amount of such Termination Fee shall be reduced by the aggregate amount of such payments made by the party paying the Termination Fee in respect of any such breaches.  The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, that, without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 7.3 do not constitute a penalty.  Accordingly, if any party fails to promptly pay any amount due pursuant to this Section 7.3, such party shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by the party entitled to such payment in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the party failing to promptly pay such amount.  Any amount not paid when due pursuant to this Section 7.3 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.

(c)           If the circumstances described in both Section 7.3(a)(i)(A) and Section 7.3(a)(i)(B) shall have occurred, but the Termination Fee, as of the time Parent requests reimbursement pursuant to this Section 7.3(c),  shall not have become payable (as a result of the non-occurrence of events described in 7.3(a)(i)(C)), the Company shall reimburse Parent and its Affiliates (by wire transfer of immediately available funds), no later than two (2) Business Days after submission of reasonable documentation thereof, for 100% of their reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) up to $5,000,000 actually incurred by any of them in connection with this Agreement and the transactions contemplated hereby including the arrangement of, obtaining the commitment to provide or obtaining any financing for such transactions; provided that, to the extent that the Termination Fee becomes payable to Parent pursuant to Section 7.3(a)(i), the amount of such Termination Fee shall be reduced by the aggregate amount of any fees and expenses actually paid to Parent and its Affiliates by the Company pursuant to this Section 7.3(c), and following the payment of the Termination Fee, as so reduced, if applicable, to Parent, the Company shall have no further obligation under this Section 7.3(c).

ARTICLE VIII

MISCELLANEOUS

Section 8.1.           No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2.           Expenses.  Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that (a) all expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be borne by the Company and (b) all fees paid in respect of any HSR or other regulatory filing shall be borne by Parent.

Section 8.3.           Counterparts; Effectiveness.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other parties.

Section 8.4.           Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.4, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.5.           Specific Enforcement.

(a)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b)           Each party further agrees that (i it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.6.           WAIVER OF JURY TRIAL. WITHOUT LIMITING SECTION 8.14 HEREOF, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6.

Section 8.7.           Notices.  Any notice required to be given hereunder shall be sufficient if in writing, sent by facsimile transmission (provided that any notice received by facsimile transmission at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), sent by electronic mail (including by “portable document format” (.pdf) format attachment), provided that no notice sent by electronic mail will be deemed sufficient absent confirmation of receipt by the recipient, sent by reliable overnight delivery service (with proof of service), sent by hand delivery or sent by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Reliance Steel & Aluminum Co.
350 South Grand Avenue, Suite 5100

Los Angeles, California 90071
Fax No.:  (213) 687-8792
Attn:                    Karla Lewis, Executive Vice President and Chief Financial Officer
                                                Kay Rustand, Vice President, General Counsel and Corporate
                                                Secretary

Email:            klewis@rsac.com
                                                krustand@rsac.com

with a copy to:

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, California 94025
Fax No.:  650-752-3618
Attn:                    Alan Denenberg
                                                Martin Wellington

Email:            Alan.Denenberg@davispolk.com
                                                Martin.Wellington@davispolk.com

To the Company:

Metals USA Holdings Corp.
2400 E. Commercial Blvd., Suite 905

Fort Lauderdale, Florida 33308

Fax No.:  954-202-0271
Attn:                    Robert McPherson, Chief Financial Officer
                                                William A. Smith II, Esq., Senior Vice President, Chief Legal Officer

Email:            robert_mcpherson@metalsusa.com
                                                wsmith@metalsusa.com

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Fax No.:  (212) 403-2000
Attn:                    Andrew J. Nussbaum, Esq.
                                                Mark Gordon, Esq.

Email:            AJNussbaum@wlrk.com
                                                MGordon@wlrk.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered, received or on which confirmation of receipt is given (in the case of notices sent by electronic mail).  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8.                                 Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent and Merger Sub may transfer or assign all of their rights, in whole or in part, under this Agreement or any related documents (a) to any lender as collateral security, (b) to one or more of their Affiliates at any time or (c) after the Effective Time, so long as the full amount of the Merger Consideration has been delivered (in cash) to the Paying Agent and not returned to Parent or Merger Sub, to any Affiliate or successor of Parent; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9.                                 Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10.                          Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for (a) the right of the holders of the Common Stock and Company Options to receive the Merger Consideration in accordance with Article II and (b) Section 5.9 (which shall be for the benefit of the Indemnified Parties), is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.  The preceding sentence notwithstanding, the provisions of Section 8.14 (and the definitions in Section 8.15 related thereto) shall be enforceable by each Parent Related Party and each Company Related Party.

Section 8.11.                          Amendments; Waivers.  At any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, any provision of this Agreement may be amended (by action taken or authorized by their respective boards of directors, in the case of Company and Merger Sub) or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable.

The foregoing notwithstanding, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12.                          Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.  The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13.                          Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14.                          No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, each of the parties hereto covenants, acknowledges and agrees that no person other than the parties to this Agreement shall have any liability or obligation hereunder and that, (a) notwithstanding that any Affiliate of any of the parties to this Agreement may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future direct or indirect director, officer, employee, agent, partner, manager, member, securityholder, Affiliate, stockholder, controlling Person, assignee or representative of the parties hereto (any such person or entity, other than the parties to this Agreement, or their assignees under this Agreement, a “Related Party”) or any Related Party of any of such parties’ Related Parties (including in respect of any liabilities or obligations arising under, or in connection with, any claim, including any claim of breach of a party’s obligations under this Agreement and the transactions contemplated hereby) whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise incurred by any Related Party of any of the parties to this Agreement or any Related Party of any of such parties’ Related Parties under this Agreement or for any claim based on, in respect of, or by reason of the transactions contemplated hereby or by their creation.

Nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties to this Agreement, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.15.                          Definitions.  References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder.  Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.  For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of December 17, 2010 (as may be amended, amended and restated, supplemented or otherwise modified from time to time), among each of the lenders party thereto, Bank of America, N.A., as the Administrative Agent and Collateral Agent, Flag Intermediate Holdings Corporation, Metals USA, Inc. and certain subsidiaries of Metals USA, Inc. party thereto.

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.3(a).

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(a).

“Alternative Proposal” has the meaning set forth in Section 5.3(g).

“Antitrust Division” has the meaning set forth in Section 5.6(b).

“Board of Directors” has the meaning set forth in the Recitals.

“Book-Entry Shares” has the meaning set forth in Section 2.2(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Utah or New York are authorized by law or executive order to be closed.

“Cancelled Shares” has the meaning set forth in Section 2.1(b).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.2(a).

“Change of Recommendation” has the meaning set forth in Section 5.3(c).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 2.2(b)(iii).

“Common Stock” has the meaning set forth in Section 2.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 3.9(a).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employees” has the meaning set forth in Section 5.5(a).

“Company Material Adverse Effect” means any event, development, change or effect that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, but shall not include any event, development, change or effect relating to or resulting from: (i) conditions in or affecting the United States economy, or any other national or regional economy where the Company operates or from which the Company obtains raw materials, or the global economy generally, (ii) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region of the world occurring after the date hereof, (iii) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP or other accounting standards (or interpretations thereof), (v) changes in any Laws or other binding directives issued by any Governmental Entity (or interpretations thereof), (vi) changes that are generally applicable to the industries in which the Company and its Subsidiaries operate, (vii) any change in the market price or trading volume of the Common Stock, (viii) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or partners, (ix) the identity of Parent or any of its Affiliates as the acquiror of the Company, (x) the taking of any action required or expressly contemplated by this Agreement (including pursuant to Section 5.6) or with the prior written consent or at the direction of Parent, (xi) the occurrence of natural disasters or (xii) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided, that (A) any event, development, change or effect set forth in the foregoing clauses (i), (ii), (iii), (vi) and (xi) may be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent (and only to the extent) the impact of such event, development, change or effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, is disproportionately adverse in relation to others in the industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account and (B) the underlying cause of any change or failure referred to in the foregoing clauses (vii) and (xii) may be taken into account in determining whether there has been or is a Company Material Adverse Effect.

“Company Material Contract” has the meaning set forth in Section 3.19(a).

“Company Meeting” has the meaning set forth in Section 5.4(b).

“Company Option” means an option to purchase Shares.

“Company Permits” has the meaning set forth in Section 3.7(b).

“Company Related Parties” means the Company, its Subsidiaries and any of their respective former, current and future Affiliates or Related Parties.

“Company SEC Documents” has the meaning set forth in Section 3.4(a).

“Company Stockholder Approval” has the meaning set forth in Section 3.18.

“Compliant” means, as of any time of determination, with respect to the Required Information, that such Required Information at such time (a) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading and (b) includes all Required Information.

“Computershare” means Computershare Trust Company, N.A.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Data Room” means the virtual data room hosted by RR Donnelley Venue that was established by the Company and its Representatives under the project name All Star.

“Debt Financing” has the meaning set forth in Section 5.13.

“DGCL” has the meaning set forth in Section 1.1.

“Dissenting Shares” has the meaning set forth in Section 2.1(e).

“Effective Time” has the meaning set forth in Section 1.3.

“End Date” has the meaning set forth in Section 7.1(b).

“Environmental Law” has the meaning set forth in Section 3.8(b).

“ERISA” has the meaning set forth in Section 3.9(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Excluded Party” has the meaning set forth in Section 5.3(b).

“Existing Credit Facilities” means the ABL Credit Agreement and the Term Loan Credit Agreement.

“Financing Sources” has the meaning set forth in Section 5.13.

“Foreign Antitrust Filings” has the meaning set forth in Section 3.3(b).

“Foreign Export and Import Laws” means the Laws of a foreign Governmental Entity regulating exports, imports or re-exports to or from such foreign country, including the export or re-export of any goods, services or technical data.

“FTC” has the meaning set forth in Section 5.6(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state, local, municipal or foreign government, any court, tribunal, administrative agency or commission or other governmental or quasi-governmental or other regulatory authority or agency, whether federal, state, local, municipal, foreign or supranational, or any arbitral body or the NYSE.

“Hazardous Substance” has the meaning set forth in Section 3.8(c).

“HSR Act” has the meaning set forth in Section 3.3(b).

“Intellectual Property” has the meaning set forth in Section 3.15(a).

“Investors Rights Agreement” means the Amended and Restated Investors Rights Agreement, dated as of April 13, 2010, by and among the Company and the holders that are parties thereto.

“Knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Section 8.15(a) of the Parent Disclosure Letter after reasonable inquiry and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 8.15(b) of the Company Disclosure Letter.

“Law” or “Laws” has the meaning set forth in Section 3.7(a).

“Leased Real Property” has the meaning set forth in Section 3.16(a).

“Lease” and “Leases” have the meaning set forth in Section 3.16(a).

“Lien” means any mortgage, pledge, title defects, claims, changes, security interest, encumbrance or liens of any kind or nature.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.9(a).

“New Plans” has the meaning set forth in Section 5.5(b).

“Notice Period” has the meaning set forth in Section 5.3(e)(ii).

“NYSE” means the New York Stock Exchange.

“Old Plans” has the meaning set forth in Section 5.5(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 4.2(b).

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Material Adverse Effect” means any event, development, change or effect that prevents or materially impairs or delays the ability of Parent or Merger Sub to satisfy the conditions precedent to the Merger or to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Related Parties” means Parent, Merger Sub, and any of their respective former, current and future Affiliates or Related Parties.

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Permitted Lien” means a Lien (a) for Taxes or governmental assessments, charges or claims of payment (i) not yet due or (ii) being contested in good faith for which adequate accruals or reserves have been established in accordance with GAAP, (b) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (c) that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity, (d) that is disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet), (e) that was incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet of the Company, (f) that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and its Subsidiaries taken as a whole or (g) securing the Existing Credit Facilities.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

“Preferred Stock” has the meaning set forth in Section 3.2(a).

“Privacy Laws” means all Laws applicable to privacy or data security, collection or dissemination, including the Health Insurance Portability and Accountability Act, the Federal Trade Commission Act, and the European Union Directive 95/46/EC (EU Data Protection Directive).

“Proxy Statement” has the meaning set forth in Section 3.12.

“Qualifying Transaction” has the meaning set forth in Section 7.3(a).

“Recommendation” has the meaning set forth in Section 3.3(a).

“Related Party” has the meaning set forth in Section 8.14.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, financial advisors and agents and other representatives, and, with respect to the Company, when acting under the authority of the Company, each Stockholder (as defined in the Voting Agreement), or any of such Stockholder’s directors, officers, employees, managers, members or Affiliates.

“Required Approvals” means those approvals and consents set forth in Section 6.1(c) of the Company Disclosure Letter.

“Restricted Share” means any Share granted subject to vesting or other lapse restrictions pursuant to any Company Benefit Plan.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” has the meaning set forth in Section 2.1(a).

“Specified Approvals” has the meaning set forth in Section 3.3(b).

“Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (a) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (b) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Superior Proposal” has the meaning set forth in Section 5.3(h).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Laws” has the meaning set forth in Section 3.23.

“Tax Return” has the meaning set forth in Section 3.13(b).

“Tax Sharing Agreement” has the meaning set forth in Section 3.13(a).

“Taxes” has the meaning set forth in Section 3.13(b).

“Term Loan Credit Agreement” means that certain Credit Agreement, dated as of December 14, 2012 (as may be amended, amended and restated, supplemented or otherwise modified from time to time), among each of the lenders party thereto, Credit Suisse AG, as the administrative agent and collateral agent, Flag Intermediate Holdings Corporation, Metals USA, Inc. and certain subsidiaries of Metals USA, Inc. party thereto.

“Termination Date” has the meaning set forth in Section 5.1(a).

“Termination Fee” has the meaning set forth in Section 7.3(a).

“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR Parts 120-130), the Export Administration Act of 1979 (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR) (15 CFR 730-774), the Foreign Assets Control Regulations (31 CFR Parts 500-598), the Laws administered by Customs and Border Protection (19 CFR Parts 0-199) and all other Laws of the United States and regulations regulating exports, imports or reexports to or from the United States, including the export or reexport of goods, services or technical data from the United States, in each case as amended.

“Voting Agreement” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 3.14.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

RELIANCE STEEL & ALUMINUM CO.

By:	/s/ David H. Hannah
Name: David H. Hannah
Title: Chairman and Chief Executive Officer

By:	/s/ Karla Lewis
Name: Karla Lewis
Title: Executive Vice President and Chief Financial Officer

RSAC ACQUISITION CORP.

By:	/s/ David H. Hannah
Name: David H. Hannah
Title: President

By:	/s/ Karla Lewis
Name: Karla Lewis
Title: Chief Financial Officer and Secretary

METALS USA HOLDINGS CORP.

By:	/s/ Celso Lourenco Goncalves
Name: Celso Lourenco Goncalves
Title: Chairman, President and C.E.O.